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                                                                   Exhibit 10.20



                                August __, 1999



John T. Forbis, President
Kroy Building Products
P.O. Box 636
York, NE  68467


                    Re:  Incentive arrangements

Dear Mr. Forbis,

     This letter expresses our arrangement as follows:

    1. Kroy Building Products, Inc. (the "Company") shall pay you a lump sum cash bonus (less required withholdings) of $1,000,000 (the "Bonus") if you are still employed as President and CEO of the Company (or at a higher position with Nortek or any affiliated company) on the fourth anniversary of the date hereof. The Bonus would also be paid to you immediately in the event you are terminated as President of the Company (or such higher position) prior to that time, other than for cause, or if you resign for good reason. If you are terminated for cause, or resign other than for good reason, prior to the fourth anniversary hereof, the Bonus would not be paid. As used herein, "cause" means (i) your engaging in embezzlement, theft, or fraud or (ii) your conviction or pleading guilty or nolo contendere to any felony. As used herein, "good reason" means
(i) any assignment by the Company or Nortek to you of any material duties inconsistent with your position or (ii) any material limitation placed by the Company or Nortek on the normal powers associated with your position.

     2. You shall be recommended by Nortek management for a Nortek stock option grant of 15,000 shares. These shares shall vest at the rate of 5,000 shares per year, commencing on the first anniversary of the date hereof.

     Please sign below to indicate your agreement.

                                     Very truly yours,


                                     KROY BUILDING PRODUCTS, INC.


                                     By:_______________________________
                                     Its:

Accepted and agreed.


_________________________
John T. Forbis